Exhibit 10.10

August 20, 2015

Dear                 ,

The success of Bellerophon Therapeutics is the result of the commitment and unique skills of professionals like you. Retaining the right people is essential to achieving our objectives for patients and shareholders and for our success in the long-term. And by having the right team working on our objectives together, we believe this will be a rewarding experience for all of us.

You are an important member of the Bellerophon team to take our INOpulse program forward. This letter confirms your future role as                     . You will report directly to me. Your compensation package effective                       is highlighted below.

•                      Your base salary is $

•                      Your annual bonus* target is

Your bonus for 2015, normally paid in March 2016, will be paid by the end of January 2016 at 100% relative to target. It will be paid in the form of Bellerophon restricted shares that will fully vest in 12 months. The number of shares will be based on the closing price the day before the grant date. For future years we will revert to paying the bonus in March of the following year. It is our intent that we will continue to pay the annual bonus in shares with a one year vesting period.

You acknowledge and agree that you will be, and will remain, an employee at-will of Bellerophon, and that nothing in this letter is intended to be or create an obligation to employ you for any specific period of time. You further agree to hold all information relating to your compensation in strict confidence, and to not disclose this information to any party other than your financial or legal advisors.

I appreciate the commitment you have made to Bellerophon and to the patients we seek to help. I look forward to having you as part of the team.

Sincerely,

Jonathan Peacock
Chairman & CEO

Acknowledged by:
	Employee Signature	Date

* Bonus payments are contingent on meeting or exceeding performance criteria established for your position and determined by your manager.

** Stock awards are contingent on the execution of a stock agreement which will be provided separately.

53 Frontage Road, Suite 301, Hampton, NJ 08827 | 908-574-4770 | bellerophon.com